Exhibit 10.26
AMERESCO, INC.
NON-SOLICITATION AND NON-COMPETITION AGREEMENT
This Non-Solicitation and Non-Competition Agreement is made the                      day of                     , 2010 by and between Ameresco, Inc. (“Ameresco”) and                                          (“shareholder” or “I”).
     WHEREAS, in my capacity as a person holding shares of the common stock, or options to purchase common stock, of Ameresco, I have been given an opportunity (to which I acknowledge I am not otherwise entitled) to sell shares of common stock of Ameresco in its initial underwritten public offering of common stock pursuant to a registration statement under the Securities Act of 1933 (the “IPO”);
     WHEREAS, I am not required to sell shares of common stock I own or have the option to purchase, and if I choose not to, I will not be required to enter into this Agreement;
     WHEREAS, I acknowledge that I will receive good and valuable consideration upon the sale in the IPO of shares of common stock of Ameresco that I own or purchase pursuant to an option and I understand that the execution and delivery of this Agreement is a condition precedent to my being able to sell in the IPO shares of common stock of Ameresco I own or purchase pursuant to an option as described herein;
     NOW, THEREFORE, in consideration of the foregoing, the parties intending to be legally bound, hereby agree as follows:
1.	Definition of the Company. The term “Company” in this Agreement shall include Ameresco Canada, Inc. and any of its parents, subsidiaries, divisions, subdivisions or affiliates, including Ameresco.

2.	Non-Solicitation.
(a)	I agree that I shall not during the period commencing on the date of the closing of the IPO (the “IPO Date”) and for a period ending on the third anniversary of the IPO Date, either directly or indirectly on my own behalf or in association with or on behalf of others solicit, entice or induce any employee of the Company to leave the employ of the Company or solicit, entice or induce for employment (whether as an advisor, consultant, independent contractor or otherwise) any person who was an employee of the Company on the IPO Date.

(b)	I agree that I shall not during the period commencing on the IPO Date and for a period ending on the third anniversary of the IPO Date, either directly or indirectly on my own behalf or in association with or on behalf of others solicit for a purpose which is competitive with the business carried on by Ameresco as at the IPO Date, any Customer or Prospective Customer. For such purposes, (i) a Customer means any person who, with my knowledge, has retained the Company’s services or purchased any product from the Company at any time prior to the IPO Date, and (ii) a Prospective Customer means any person who is not a Customer, but who I canvassed or solicited on behalf of the Company for the purpose of providing services or selling products to such person and for which a written proposal (including a proposal by email) in respect of such services or products related to the business of Ameresco has been provided as at the IPO Date.

(c)	The geographic scope of this Section 5 shall extend worldwide to anywhere the Company or any of its subsidiaries as at the IPO Date: is doing business, has done business or has plans to do business.
3.	Non-Competition.
(a)	I agree that I shall not during the period commencing on the IPO Date and for a period ending on the earlier of (i) the third anniversary of the IPO Date and (ii) the termination of any employment of me by the Company if (A) involuntary other than for “Cause” as defined in Section 3(d) or (B) voluntary for “Good Reason”, as defined in Section 3(c) hereafter), either directly or indirectly on my own behalf or in association with or on behalf of others:
(i)	engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business as at the IPO Date, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or renders any service that competes with any product or service developed, manufactured, marketed, sold or rendered, or planned (as published in any Company business plan) to be developed, manufactured, marketed, sold or rendered by the Company or any of its subsidiaries as at the IPO Date;
(b)	The geographic scope of this Section 3 shall extend worldwide to anywhere the Company: (i) is doing business at the IPO Date; (ii) has done business during the six (6) months prior to the IPO Date; or (iii) has plans to do business as published in any Company business plan at the IPO Date.
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(c)	“Good Reason” shall mean that, without an employee’s written consent, the occurrence after an Acquisition Event (as such is defined below) of any of the following circumstances unless, in the case of paragraphs (ii) or (iii), such circumstances are fully corrected prior to the date of termination specified in any notification of termination given in respect thereof:
i.	any reduction in the employee’s annual base salary as in effect on the date of his or her employment by the Company, or as the same may be increased from time to time;

ii.	the failure of the Company to continue in effect any material compensation or benefit plan in which such employee participates immediately prior to the Acquisition Event, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue such employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of such employee’s participation relative to other participants, as existed at the time of the Acquisition Event;

iii.	the failure by the Company to continue to provide the employee with benefits substantially similar to those enjoyed by such employee under any of the Company’s life insurance, medical, health and accident, or disability plans in which such employee was participating at the time of the Acquisition Event, the taking of any action by the Company which would directly or indirectly substantially reduce such benefits; and

iv.	any requirement by the Company or of any person in control of the Company that the location at which such employee perform his or her principal duties for the Company be changed to a new location outside a radius of 40 miles from the location at which such employee performs his or her principal duties for the Company at the time of the Acquisition Event.
(d)	“Cause” shall mean (i) the willful and continued failure by me to substantially perform my duties with the Company (other than any such failure resulting from an my incapacity due to physical or mental illness), provided that a written demand for substantial performance has been delivered to me by the Company specifically identifying the manner in which the Company believes that I have not substantially performed my duties and I have not cured such failure within 30 days after such demand, or (ii) I have willfully engaged in conduct which is demonstrably and
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materially injurious to the Company, or (iii) I have materially violated any provision of this Agreement or the express significant policies of the Company, (iv) I have at any time been convicted of a crime which carries with it a penalty of incarceration, a crime of moral turpitude, or fraud; or (v) any other reason which permits the Company to terminate my employment without notice or pay in lieu thereof. For purposes of this definition, no act or failure to act on my part shall be deemed “willful” unless done or omitted to be done by me not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

(e)	For purposes of this Agreement, “Acquisition Event” shall mean (i) any merger or consolidation of Ameresco which results in the voting securities of Ameresco outstanding immediately prior thereto representing prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the “Acquiror”)) less than a majority of the combined voting power of the voting securities of Ameresco or the Acquiror outstanding immediately after such merger or consolidation, (ii) the sale of all or substantially all of the assets of Ameresco or (iii) the sale of shares of capital stock of Ameresco, in a single transaction or series of related transactions, representing at least 80% of the voting power of the outstanding securities of Ameresco.
4.	Equitable Remedies. I agree that the restrictions in this Agreement are necessary for the protection of the business and goodwill of the Company. I further agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2 or 3 of this Agreement. Accordingly, I agree that if I breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I consent to the issuance of such injunction and to the ordering of specific performance.
5.	Effective Date. This Agreement shall become effective only upon the closing of an IPO in which I shall sell shares of common stock of Ameresco and shall not be of any force or effect prior to any such closing.
6.	General Provisions.
(a)	Limit on Obligations of Company. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment, if any.
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(b)	Waiver. The Company reserves the right, in its sole discretion, to waive any term or provision of this agreement in such circumstances as Ameresco deems appropriate. Any waiver by Ameresco of any provision or a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision.

(c)	Severability. I acknowledge that each provision herein shall be treated as a separate and independent clause, and the unenforceability or invalidity of any one clause shall in no way impair the enforceability of any of the other clauses in this Agreement.

(d)	Interpretation. I acknowledge that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of Ameresco and the Company and the goodwill associated with the business of Ameresco and the Company. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, time, activity or subject so as to be unenforceable at law, I agree that such provision or provisions should be interpreted by the appropriate judicial body by limiting and reducing it or them, for such provision or provisions to be enforceable to the maximum extent allowed under applicable law.

(e)	Survival. My obligations under this Agreement shall survive the termination of any employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

(f)	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with laws of the Province of Ontario, without giving effect to any conflict of laws provisions. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Province of Ontario (or, if appropriate, the Federal Court).

(g)	Entire Agreement. This Agreement sets forth the entire agreement and understanding between Ameresco and me relating to the subject matter herein; provided, however, that any Confidential Information, Invention, Non-Solicitation and Non-Competition Agreement, or similar agreement between me and the Company shall remain in full force and effect and shall not be superseded in any respect by this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties,
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salary or compensation will not affect the validity or scope of this Agreement.

(h)	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and will be for the benefit of Ameresco and the Company, and their respective successors and assigns. Ameresco shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors and assigns.

(i)	Headings. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope of substance of any section of this Agreement.
I ACKNOWLEDGE having been given an opportunity to obtain independent legal advice regarding the terms and conditions of this Agreement.
I ACKNOWLEDGE that I have carefully read this Agreement and understand and agree to all its provisions.

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